Exhibit 99.2

Consent of Wells Fargo Securities, LLC

The Board of Directors

Berry Global Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 18, 2024, to the Board of Directors of Berry Global Group, Inc. (“Berry”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinions of Financial Advisors to Berry — Opinion of Wells Fargo Securities, LLC” and “THE MERGER — Opinions of Financial Advisors to Berry — Opinion of Wells Fargo Securities, LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Berry and Amcor plc (“Amcor”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Amcor (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

Wells Fargo Securities, LLC

January 13, 2025